                                AGREEMENT FOR
                       BILLING AND COLLECTION SERVICES
                                   BETWEEN

                                 AXCES, INC.
                             CIC 5071 -- ACNA AXQ

                                     AND

                  AMERITECH LONG DISTANCE INDUSTRY SERVICES
                                A DIVISION OF
                          AMERITECH SERVICES, INC.
                      AS AUTHORIZED REPRESENTATIVE FOR


                             AMERITECH ILLINOIS
                             AMERITECH INDIANA
                             AMERITECH MICHIGAN
               WISCONSIN BELL, INC., d/b/a AMERITECH WISCONSIN



                          EFFECTIVE: JUNE 26, 1999







Revised: April 6, 1999

                              TABLE OF CONTENTS

PRINCIPAL AGREEMENT

SECTION     TITLE                                                        PAGE
-------     -----                                                        ----

1.    INTRODUCTION........................................................  1
2.    DEFINITIONS.........................................................  2
3.    SCOPE OF SERVICES...................................................  2
4.    CONTRACT DOCUMENTS..................................................  3
5.    MODIFICATIONS.......................................................  4
6.    APPLICATION OF AGREEMENT............................................  5
7.    TERM................................................................  5
8.    PURCHASE OF ACCOUNTS RECEIVABLE.....................................  6
9.    PAYMENT FOR BILLING AND COLLECTION SERVICES.........................  7
10.   MONTHLY MINIMUM.....................................................  7
11.   TREATMENT AND COLLECTION............................................  7
12.   APPLICATION OF TAXES TO END USERS...................................  7
13.   TAXES IMPOSED ON SERVICES PERFORMED BY THE AOC......................  9
14.   TAX INDEMNIFICATION.................................................  9
15.   LEGAL AND REGULATORY REQUIREMENTS................................... 11
16.   LIMITED WARRANTIES.................................................. 11
17.   LIMITATION OF LIABILITY............................................. 11
18.   INDEMNIFICATION..................................................... 13
19.   CONFIDENTIAL INFORMATION........................................... 14
20.   FORCE MAJEURE....................................................... 17
21.   TERMINATION RIGHTS.................................................. 18
22.   UNAUTHORIZED MESSAGES............................................... 20
23.   ADVERTISING AND PUBLICITY; MISREPRESENTATIONS....................... 22
24.   LIMITATION PERIOD................................................... 23
25.   SOFTWARE............................................................ 23
26.   INTELLECTUAL PROPERTY.............................................. 24
27.   CERTIFICATION....................................................... 24
28.   AMENDMENTS; WAIVERS................................................. 24
29.   ASSIGNMENT.......................................................... 24
30.   NOTICES AND DEMANDS................................................. 25
31.   SUSPENSION OF PERFORMANCE; OFFSET................................... 25
32.   THIRD-PARTY BENEFICIARIES........................................... 26
33.   GOVERNING LAW; FORUM................................................ 26
34.   SEVERABILITY........................................................ 26
35.   SURVIVABILITY OF OBLIGATIONS........................................ 27
36.   ENTIRE AGREEMENT.................................................... 27
37.   HEADINGS............................................................ 27

LIST OF EXHIBITS



     Appendix 1     Glossary

     Appendix 2     Addresses for Notices

     Exhibit A      Price Schedule

     Exhibit B      Services and Responsible for the Provision of Billing and
                    Collection Services

     Attachment 1   Billing Services Guidelines

     Exhibit C      Billing and Collection Procedures

     Exhibit D-1    End-User Billing From Rated Message Input Specifications

     Exhibit D-2    Purchase of Accounts Receivable From Rated Message Input
                    Specifications

     Exhibit D-3    Billing Tape and Data Transmission Specifications

     Exhibit D-4    Billing Bill Format Specifications

     Exhibit E      Confidential Information

     Exhibit F      Lists of Interexchange Carriers and Types of Messages for
                    Which Services are Provided

     Exhibit G      Ameritech Billing and Collection Services Requirements For
                    Handling 700 NXXX XXXX, 900 NXX XXXX, NPA 976 XXXX (or
                    like services) Messages

                                 AGREEMENT FOR
                        BILLING AND COLLECTION SERVICES

                              PRINCIPAL AGREEMENT

1.   INTRODUCTION

     1.1  AGREEMENT AND EFFECTIVE DATE

          This Agreement for Billing and Collection Services (hereinafter "Agreement") is entered into effective June 26, 1999 ("Effective Date") between the parties (hereinafter collectively referred to as "Parties" and each individually as "Party") identified in Section 1.2.

     1.2  PARTIES

          The Parties are identified as follows:

          A.   Axces, Inc. (hereinafter referred to as "Customer"):

               CIC 5071 - ACNA AXQ

          B. The Ameritech Operating Companies (hereinafter collectively referred to as "AOCs" and each individually as "AOC"):

               Ameritech Illinois,
               Ameritech Indiana,
               Ameritech Michigan,
               Wisconsin Bell, Inc. dba Ameritech Wisconsin

          C. Ameritech Long Distance Industry Services, a division of Ameritech Services, Inc. (hereinafter referred to as "ASI"), acting as the AOCs' authorized representative.

     1.3  BACKGROUND

          A. The AOCs perform billing and collection activities for their own account with respect to end user subscribers ("End Users") who subscribe to local exchange telecommunications services from the AOCs in their operating territories;

          B. The AOCs have offered to provide billing and collection services ("Services") to Customer for certain permitted types of telecommunications related messages with respect to End Users who are also served by Customer; and

          C.   Customer wishes to purchase the Services from AOC(s).

2.   DEFINITIONS

     The definitions contained in the Glossary attached as Appendix 1 to this Agreement shall apply to the entire Agreement. Any terms or words used in this Agreement which are not specifically defined in Appendix 1 or elsewhere in the Agreement are understood by the Parties to have their ordinary meaning.

3.   SCOPE OF SERVICES

     3.1 Commencing on the Effective Date, the AOC shall provide the Services to Customer for the Carrier Identification Code ("CIC") identified in
          Section 1.2 pursuant to the terms and conditions of this Agreement.

     3.2 A description of the Services included under this Agreement is set forth in Exhibit B.

     3.3 Messages sent to the AOCs for billing must relate to End Users who subscribe to local exchange telecommunications services from the AOCs in their operating territories. Customer shall not resubmit messages for Rebilling except as permitted in Exhibit C, Section 2.1.1.C.(4.).

     3.4 Messages which may be processed for billing under this Agreement include only the Message types identified as permitted in Exhibit F. AOC may at any time, in its sole discretion, modify Exhibit F to add or delete Message types which it is willing to bill for Customer under this Agreement, or may reject any message types for billing regardless of whether they appear on Exhibit F. Customer shall not submit any Message types for billing under this Agreement which are not permitted under Exhibit F or which are of a type that AOC has otherwise indicated it will not accept for billing.

     3.5 Customer may act as a clearinghouse or aggregator of billing for other interexchange carriers (hereinafter "Client" or "Clients") which are identified in Exhibit F by name and subCIC. If Customer acts as an agent or aggregator for any permitted Clients, the following requirements apply:

          A. Customer shall be responsible for ensuring that any Client Messages forwarded to AOC for billing fully conform with the terms and conditions of this Agreement. Client Messages shall be considered as Customer's billing for all purposes under this Agreement.

          B. Customer shall remain solely responsible to Client for all rights and obligations under this Agreement. AOC shall have no obligation to deal directly with the Client, nor shall Client be a Third Party beneficiary of this Agreement or have any claim directly against the AOC hereunder. Customer shall serve as the sole point of contact with its Clients.

          C. Customer shall impose on its Client the duty to adhere to all applicable terms and conditions of this Agreement regarding billing that will be processed by AOC.

          D. Customer may not add any Clients to this Agreement or forward billing on behalf of, received from or purchased from any Third Party not identified in Exhibit F without the prior written approval of AOC.

          E. Any request to add a Client or subCIC to Exhibit F shall be submitted not less than sixty (60) days prior to the expected effective date of such addition.

          F. Upon request, Customer shall furnish any information in its possession concerning any activities by its Clients which involve violations of Section 22 - UNAUTHORIZED MESSAGES or
               Section 23 - ADVERTISING AND PUBLICITY; MISREPRESENTATIONS, including, but not limited to, violations involving local exchange carriers in other areas of the country.

          G. AOC reserves the right to reject for any reason or no reason, in its sole discretion, the addition of any new Clients requested by Customer for addition to Exhibit F. AOC will not allow the addition of new Clients with a history of End User complaints or who have unpaid balances past due on any other agreement with the AOCs or their Affiliates.

     3.6 If no permitted Clients or subCICs are identified in Exhibit F. Customer will forward only its own billing to AOC for processing under this Agreement.

4.   CONTRACT DOCUMENTS

     4.1  This Agreement encompasses the following documents:

          A. This PRINCIPAL AGREEMENT, effective as of the date set forth in Section 1.1, which sets forth the terms and conditions for the basic contractual relationship between the Parties;

          B. APPENDIX 1, which sets forth the definitions applicable to the entire Agreement;

          C. APPENDIX 2, which sets forth the addressed for notices that may be given under this Agreement;

          D. EXHIBIT A, dated February, 1999 which sets forth the rates and charges ("Price Schedule") for Services provided under this Agreement;

          E. EXHIBIT B, dated January 14, 1998, which describes the Services and sets forth the responsibilities of the Parties related to the Provision of Billing and Collection Services;

          F. ATTACHMENT 1 TO EXHIBIT B, dated May 1998, which sets forth the Billing Services Guidelines applicable to Messages submitted for billing under this Agreement;

          G. EXHIBIT C, dated February, 1999, which sets forth the Billing and Collection Services Procedures applicable to the Services;

          H. Specifications for Billing and Collection Services, all dated March, 1997, consisting of the following:

               EXHIBIT D-1: End-User Billing From Rated Message Input Specifications;

               EXHIBIT D-2: Purchase of Accounts Receivable From Rates Message Input Specifications;

               EXHIBIT D-3: Tape and Data Transmission Specifications;

               EXHIBIT D-4: Bill Format Specifications;

          I. EXHIBIT E, dated March, 1997, which sets forth a list of those items which are to be treated as Confidential Information;

          J. EXHIBIT F, dated February, 1999 which sets forth the List of Interexchange Carriers and Types of Messages for which Services are provided under this Agreement;

          K. EXHIBIT G, dated December, 1997, which sets forth the Ameritech Billing and Collection Services Requirements for Handling 700 NXX XXXX, 900 NXX XXXX, NPA 976 XXXX (or like services) Messages;

     4.2 The term "Principal Agreement" as used herein shall refer to this document consisting of thirty-seven (37) sections. Except where expressly provided otherwise, the term "Agreement" as used herein shall include the Principal Agreement and all present Appendices, Exhibits and Attachments thereto and, upon adoption and incorporation herein by AOC pursuant to Sections 5.1 or 5.2 or by mutual agreement of the Parties, all future Amendments, Appendices, Exhibits, and Attachments.

     4.3 The words "shall" and "will" are used interchangeably throughout the Agreement. The use of one or the other shall not mean a different degree of right of obligation for either Party.

     4.4 Any conflict among the documents making up this Agreement shall be resolved as follows:

          A. The Principal Agreement shall prevail over all other Appendices, Exhibits, and Attachments;

          B. Attachment 1 to Exhibit B (Billing Services Guidelines) shall prevail over all other Appendices, Exhibits and Attachments; and

          C. Any later Addenda or amendments to this Agreement or its Appendices, Exhibits, and Attachments shall prevail over earlier provisions.

5.   MODIFICATIONS

     5.1 Customer acknowledges that, from time to time, AOC may need to modify Exhibits B through G, including their associated attachments, or its billing and collection procedures for various reasons, including, but not limited to, the necessity (i) to respond to End User complaint levels or service needs, (ii) to avoid undue burdens or negative impacts on the AOC resulting from End User complaints or misrepresentations affecting its brand image or reputation, (iii) to react to changing economic conditions affecting its collections, (iv) to conform its billing and collection procedures and the exhibits so that there is uniformity in their application to itself and other customers, and
          (v) to address any other commercially reasonable needs for such changes. AOC shall have the right, in its sole discretion, to modify its billing and collection procedures and Exhibits B through G, including their associated attachments, upon prior written notice to Customer.

     5.2 If a new law or regulation is adopted or an existing law or regulation is modified (whether by administrative action or administrative or judicial interpretation thereof), which modification or adoption impacts the billing and collection services provided hereunder, AOC(s) shall have the right, in its sole discretion, to amend this Agreement, including without limitation the prices contained in Exhibit A hereto, to reflect such modification or adoption.

     5.3 AOC will endeavor to give Customer at least thirty (30) days notice of any material modifications to this Agreement or its procedures made under Sections 5.1 or 5.2. If any modification of this Agreement or AOC procedures will have a material adverse impact upon Customer, it may terminate this Agreement as provided in Section 21.3C.

6.   APPLICATION OF AGREEMENT

     Except where expressly provided otherwise, all references in this Agreement to "AOC" shall mean each AOC individually, as if this Agreement constitutes a separate Agreement between Customer and each AOC identified in Section 1.2B. If only one AOC is identified in Section 1.2B, then all references to "AOC" shall include only the single identified AOC, and all plural pronouns shall be deemed to include the singular. Any reference to a "Party" shall mean Customer or any single AOC and ASI (where applicable), and any reference to "Parties" shall mean, as the context requires, Customer and a single AOC and ASI (where applicable), or Customer and all AOCs and ASI (where applicable). Certain obligations under this Agreement are or may be undertaken by ASI on behalf of AOC. Reference herein to AOC may include ASI, whether specified or not. AOC and ASI shall constitute a single "Party" or "Company" whenever those terms are used herein applicable to AOC.

7.   TERM

     7.1 This Agreement shall be effective as to each AOC as of the Effective Date set forth in Section 1.1 and shall continue for a period of one (1) year, unless earlier terminated, canceled, or withdrawn as described in Section 21 - TERMINATION RIGHTS.

     7.2  Renewal after the initial term shall be by mutual agreement.
          Customer shall notify ASI not less than ninety (90) days prior to the end of the term of its intent to either discontinue services at the end of the term or negotiate a renewal of the Agreement.

     7.3 If the parties have not negotiated a renewal or new agreement by the end of the term, then AOC may, at its option, either: (a) upon written notice given prior to expiration of the term, terminate all Services at the end of the term or thirty (30) days after the date of such notice, whichever is later, (b) continue to accept the tender of PAR from Customer and provide Services under the same terms and conditions as if this Agreement were extended on a month-to-month basis, subject to termination on one month's notice, or (c) provide a written temporary extension of this Agreement pending the completion of negotiations on such renewal, subject to such amended and additional terms as AOC may deem appropriate. If AOC provides a temporary extension as provided in subsection (c), Customer's continued tender of PAR after receipt of a written temporary extension shall constitute acceptance of any amended or additional terms specified therein by AOC.

8.   PURCHASE OF ACCOUNTS RECEIVABLE

     8.1 The terms and conditions applicable to the purchase of accounts receivable ("PAR") by AOC from Customer are set forth in more detail in Exhibit C, Section 2.1. Notwithstanding Section 4.4A, in the event of a conflict between Section 8 - PURCHASE OF ACCOUNTS RECEIVABLE and Exhibit C, Section 2.1, the terms and conditions of Exhibit C,
          Section 2.1 shall control.

     8.2 In summary, the AOC will purchase from Customer its accounts receivable that arise from Message records submitted by Customer for Billing under this Agreement. The amount to be paid Customer for PAR shall be based upon revenue to be billed to End Users for Message records accepted by the AOC, plus such additions and adjustments as are further set forth in Exhibit C, Section 2.1.

     8.3 Notwithstanding anything to the contrary in this Agreement or in any documentation utilized in connection herewith, with respect to charges for Customer's services provided to End Users in the State of Indiana, AOC shall at all times act hereunder as billing agent for Customer in rendering Services and shall not be deemed to purchase Customer's accounts receivable that arise from bills rendered by the AOC to End Users served by Customer. Any references in this Agreement to PAR with respect to billing for End Users in the State of Indiana shall be deemed to refer to AOC's role as billing agent rather than as a purchaser of accounts receivable.

     8.4 [THE FOLLOWING OPTIONAL CLAUSE DOES NOT APPLY TO A RENEWAL OR EXTENSION OF THIS AGREEMENT OR THE REPLACEMENT BY THIS AGREEMENT OF ANY PREVIOUS BILLING AND COLLECTION SERVICES AGREEMENT BETWEEN THE PARTIES WHERE THERE IS NO GAP IN THE SERVICES PROVIDED.]
          In determining amounts owed to Customer for PAR, the AOC applies an Uncollectible Factor, which is a percentage amount deducted during the calculation of the Amount Due Customer to compensate for anticipated revenue losses resulting from the failure of the End User to pay amounts appearing on their bills. The Uncollectible Factor is revised quarterly to reflect to actual average level of Uncollectibles allocable to Customer. Because this Agreement is not a renewal or continuation of an existing billing and collection relationship with the AOC, the AOC has established in accordance with Exhibit C, Section 2.1.1.D.1 an initial Uncollectible Factor of Ten percent (10%). AOC may increase this initial Uncollectible Factor at anytime during the first nine (9) months of this Agreement if actual experience indicates a higher percentage is necessary to more accurately reflect Uncollectibles experienced with Customer.

9.   PAYMENT FOR BILLING AND COLLECTION SERVICES

     9.1 For Services provided each month during the term of this Agreement, Customer agrees to pay the AOC, pursuant to Exhibit C, Section 2.2, the charges set forth in Exhibit A, Price Schedule.

     9.2 Monthly charges for Services shall be on the basis of usage multiplied by the appropriate price set forth in Exhibit A, subject to satisfaction of the Monthly Minimum amount specified in
          Section 10.

10.  MONTHLY MINIMUM

     Customer agrees to submit to each AOC a sufficient volume of messages to produce charges, which, along with charges for marketing messages, and billing-related development, will total not less than three thousand dollars ($3,000) per month per state for which the Services are provided ("Monthly Minimum"). There is no annual volume commitment.

11.  TREATMENT AND COLLECTION

     11.1 In collecting amounts due for services of Customer and its Clients, AOC shall use the same treatment, collection, and (where authorized by the appropriate regulatory authority) denial of services procedures as AOC uses for its own services. Customer authorizes AOC to deny service and disconnect End Users for non-payment in accordance with such procedures.

     11.2 This Agreement does not obligate AOC to terminate End User services for non-payment. Upon completion of AOC collection procedures for non-payment of any charges appearing on the End User Bill, AOC may adjust, in its sole discretion, such charges with recourse to Customer. In addition, the Parties acknowledge that changes in applicable laws or regulations may prevent AOC from terminating or threatening to terminate End User service for non-payment of any Customer charges, and that such actions may require changes in AOC procedures.

     11.3 The Customer certifies, when forwarding billing charges to AOC, that such charges are true and correct, and accurately reflect proper charges legally owed by the End User. This Customer certification of validity shall apply to all billing charges forwarded to AOC under this Agreement from whatever source. Upon request, Customer will furnish AOC any information that is reasonably required to verify Customer's charges, including, where appropriate, End User's authorization for the billing of such charges.

12.  APPLICATION OF TAXES TO END USERS

     12.1 BILLING OF TAXES

          A. In performing Services, the AOC will apply and bill to End Users the applicable federal, state and local sales, use, excise, gross receipts or other taxes or additional charges imposed on End Users or imposed on Customer and collected from End

               Users with respect to Customer's services billed hereunder by the AOC, excluding state and local taxes for jurisdictions outside of the areas in which the AOCs provide local exchange services. All such taxes and charges are referred to in the singular as "Tax" and in the plural as "Taxes." Customer shall be responsible for applying and providing all tax information for state and local tax jurisdictions outside of the areas in which AOCs provide local exchange services.

          B. In applying and billing Taxes on behalf of Customer, AOC will use the same Tax procedures as it applies to its own similar services. AOC makes no warranties or representations as to whether its Tax procedures accurately reflect the requirements of the applicable Tax laws. If Customer elects to have AOC apply its Tax procedures, Customer shall have the sole responsibility for verifying the correct application of Tax laws to Customer's services. Customer may, upon written request, review the AOC's Tax procedures applicable to the billing of Customer's services. Customer shall be responsible for advising AOC in writing of any changes in the Tax laws affecting the taxability of Customer's services.

          C. Customer may request in writing that AOC apply modified Tax procedures to the billing of Customer's services to:

               (1) Reflect changes in the Tax laws applicable to Customer's services to be billed under this Agreement;

               (2) Correct what Customer believes are errors in the AOC Tax procedures; or

               (3) Make any other changes to AOC Tax procedures applicable to Customer's services which Customer desires to implement.

               Provided reasonable advance notice is given and no undue burden is imposed upon AOC in implementing such changes, AOC agrees to use reasonable efforts to implement such modified Tax procedures on a timely basis based upon the effective date of service, the statutory effective date of a Tax law change or as otherwise instructed by Customer. AOC shall charge Customer for such implementation services at the Time and Cost ("T&C") rates specified in Exhibit A hereto. Whenever the AOC estimates that the time required for it to implement a change in the Tax law would preclude its implementation by the statutory effective date, the Parties will together apply to the taxing authority for an appropriate extension of the effective date of a change.

          D. Both Parties acknowledge that AOC is merely acting as Customer's agent with respect to the calculation, billing and collection of Taxes under this Agreement. The AOC shall not be entitled to retain or receive from Customer any statutory fee or share of Taxes to which the person collecting such Taxes is entitled under applicable law.

          E. All communications with taxing authorities regarding Taxes applicable to Customer shall be the responsibility of Customer.

     12.2 TAX EXEMPTIONS

          A. The AOC, in its performance of Services, will apply the exemption status it has determined for the End User and maintain exemption certificate information derived from its exemption certificates. To the extent permitted by law, and except as a change may be implemented pursuant to Customer's request as provided for in Section 12.2(B), the AOC's exemption certificate information will be used as a basis for exempting End Users from Taxes on Customer's services billed hereunder by AOC.

          B. If a taxing authority determines that Customer cannot rely upon the AOC's exemption certificate information, Customer may request a listing of exempt End Users (including pertinent End User account, End User contact and Tax status information to the extent in AOC's possession) and may request estimates of AOC charges for AOC to secure exemption certificates with respect to services billed hereunder by the AOC.

     12.3 FILING OF TAX RETURNS

          Customer shall be solely responsible for filing all returns for Taxes imposed on or with respect to Customer's services billed under this Agreement and paying or remitting all such Taxes and other items and any applicable interest or penalties. Upon reasonable request, AOC shall furnish to Customer on a timely basis all information in AOC's possession that is necessary for Customer to file its Tax returns. Customer shall promptly notify AOC if such information is not received. Requests for such information are subject to T&C Charges in accordance with Exhibits A and C if AOC must make multiple submissions or use customized formats for Customer.

13.  TAXES IMPOSED ON SERVICES PERFORMED BY THE AOC

     Customer shall be responsible for payment of all sales, use or other taxes of a similar nature imposed on AOC's performance of services under this Agreement, excluding any income tax payable by the AOC on its revenues from such services. AOC agrees to use reasonable efforts to invoice Customer for such taxes at the time AOCs invoice Customer for the underlying services performed; provided, however, that this obligation shall not be deemed to prohibit AOC from invoicing for such taxes at a later date to correct errors or omissions from the earlier invoice. If any federal, state or local jurisdiction notifies AOC that any additional sales, use or other taxes (including interest, penalties and surcharges thereon) are due as a result of AOC's performance under this Agreement, Customer shall promptly reimburse AOC for such tax, interest, penalty and surcharge upon notice thereof; provided, however, that Customer shall not be required to reimburse AOC for any interest, penalties or surcharges which are due solely as a result of a negligent act or omission of AOC.

14.  TAX INDEMNIFICATION

     14.1 Customer agrees to defend, indemnify and hold the AOC harmless from and against any liability or loss, as to services billed hereunder by the AOC to Customer's End Users, resulting from any Taxes, penalty, interest, additions to Tax. Surcharges or other charges or expenses payable or incurred by the AOC as a result of:

          A. The provision by the AOC of services covered by this Agreement, as provided in Section 13 -- TAXES IMPOSED ON SERVICES PERFORMED BY THE AOC;

          B. The delay or failure of Customer (to the extent not attributable to any negligent act or omission of the AOC) to pay any Tax or such other item or file any return or other information as required by law, tariff or this Agreement;

          C. The AOC complying with any of its obligations under this Agreement, or with any determination or direction by or advice of Customer, or using information provided by Customer in performing any Tax-related service hereunder; or

          D. A determination by the IRS, or any other taxing authority, whether in response to a ruling request or in the course of an audit of either Party, that the AOC is responsible for collecting and remitting federal, state or local taxes and filing the applicable tax returns.

     14.2 Consistent with the indemnity provided in Section 14.1, Customer shall, at its option and expense (including, if required by a taxing authority, payment of any such Tax, penalty, interest, addition to Tax, Surcharge, or other charges, prior to final resolution of the issue), have the right to seek administrative relief, a ruling, judicial review (original or appellate level) or other appropriate review (in a manner deemed appropriate by Customer), as to the applicability of any Tax, penalty, interest, addition to Tax, Surcharge, or other charges or to protest any assessment and direct any legal challenge to such assessment, but shall be liable hereunder for any such amount ultimately determined to be due.

     14.3 AOC shall promptly notify Customer of any proposed assessment of any additional Taxes, penalty, addition to Tax, Surcharge or interest due by AOC in sufficient time to enable Customer the opportunity to seek administrative relief, a ruling, judicial review (original or appellate) or other appropriate review as to the applicability of such other Taxes or additional charges prior to any assessment of additional Taxes. Customer shall assume, at its expense, the sole defense of such Claim through counsel selected by Customer. The AOC shall, when requested by Customer and at Customer's expense, cooperate or participate with Customer in any such proceeding, protest or legal challenge. AOC may at its option and expense be represented by separate counsel. Customer shall maintain control of such defense, except that if the settlement of a Claim would have an adverse effect on the AOC's relevant business, the Customer may settle the Claim as to the AOC only with its consent, which consent shall not be withheld, conditioned or delayed unreasonably. Customer shall pay the full amount of any judgment, award or settlement with respect to the Claim and all other expenses related to the resolution of the Claim. If Customer unjustifiably refuses to defend a Claim or fails to promptly assume the defense after its tender, AOC may retain counsel of its choosing, and Customer shall reimburse AOC for all costs of the defense as well as the amounts specified in the preceding sentence.

15.  LEGAL AND REGULATORY REQUIREMENTS

     The Parties shall comply with all applicable legal and regulatory requirements, including without limitation the provisions of the Telecommunications Act of 1996. No provisions in this Agreement shall cause to be construed to cause either Party to violate any legal or state/federal regulatory requirement.

16.  LIMITED WARRANTIES

     16.1 AOC warrants that it will provide the Services to Customer at a performance level substantially similar to and consistent with that level which AOC uses for or applies to its own billing and collection operations. AOC reserves the right to determine in its sole discretion the level of performance that it will apply to billing and collection activities. Customer acknowledges that the level of performance may vary over time.

     16.2 AOC warrants that the operating systems it uses will be capable of processing, providing and receiving date data before, during and after the Year 2000 in a manner that will not adversely affect the performance of the Services; provided, however, that Customer shall be responsible for ensuring that all software it uses and information transmitted to the AOC will exchange accurate date data in such formats as may be required by the AOC operating systems.

     16.3 Customer's exclusive remedy and AOC's sole liability for any failure by AOC to meet its warranty obligations under Sections 16.1 and 16.2 shall be for AOC, at its option, to either reperform the Services or refund any charges paid to AOC for the deficient Services. To receive these exclusive remedies, Customer must give AOC written notice of any such deficiencies within ninety (90) days after completion of the affected Services. Customer's notice shall specify in detail the nature of the deficiencies, the accounts affected, and the dates when such deficiencies occurred.

     16.4 THE REMEDIES SET FORTH IN SECTION 16.3 ARE CUSTOMER'S EXCLUSIVE REMEDIES FOR THE BREACH OF ANY WARRANTIES GIVEN UNDER THIS AGREEMENT. THE WARRANTIES SET FORTH IN SECTIONS 16.1 AND 16.2 ARE IN LIEU OF ALL OTHER WARRANTIES AND AOCs MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES WITH RESPECT TO TAX PROCEDURES APPLIED TO BILLING AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER SHALL NOT HAVE THE RIGHT TO MAKE OR PASS ON, AND SHALL TAKE ALL MEASURES NECESSARY TO ENSURE THAT NEITHER IT NOR ANY OF ITS AGENTS OR EMPLOYEES MAKE OR PASS ON, ANY SUCH WARRANTIES OR REPRESENTATIONS ON BEHALF OF THE AOCs TO ANY CLIENT, END-USER, OR OTHER THIRD PARTY.

17.  LIMITATION OF LIABILITY

     17.1 AOCs AGGREGATE LIABILITY TO CUSTOMER FOR ALL DIRECT DAMAGES, INCLUDING WITHOUT LIMITATION CONTRACT DAMAGES AND DAMAGES

          FOR INJURIES TO PERSONS OR PROPERTY, WHETHER ARISING FROM A BREACH OF THIS AGREEMENT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, OR ANY OTHER TORT WITH RESPECT TO THE SERVICES, IS LIMITED TO AN AMOUNT NOT TO EXCEED THE CHARGES FOR THE PARTICULAR SERVICES GIVING RISE TO THE LIABILITY DURING THE ONE YEAR CONTRACT TERM OR RENEWAL TERM IN WHICH THE LIABILITY AROSE. CUSTOMER RELEASES THE AOCs FROM ANY LIABILITY IN EXCESS OF THIS AMOUNT. FOR THE PURPOSES OF THIS AGREEMENT, CUSTOMER'S "DIRECT DAMAGES" WITH RESPECT TO ANY MESSAGES SUBMITTED FOR BILLING INCLUDE ONLY ITS OUT OF POCKET EXPENSES, AND DO NOT INCLUDE ANY LOST PROFITS.

     17.2 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, FOR ANY INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST REVENUES, PROFITS OR SAVINGS, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EACH PARTY WAIVES ANY CLAIM AGAINST THE OTHER FOR PUNITIVE OR EXEMPLARY DAMAGES EXCEPT TO THE EXTENT THE SAME SHALL FORM PART OF AN INDEMNIFIED CLAIM.

     17.3 WITH RESPECT TO INDEMNIFIED THIRD PARTY CLAIMS, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST REVENUES, PROFITS OR SAVINGS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IF THE PARTY SEEKING INDEMNIFICATION COULD HAVE AVOIDED INCURRING SUCH DAMAGES BY INCLUDING LIMITATION LANGUAGE IN THAT PARTY'S CONTRACT WITH SUCH THIRD PARTY.

     17.4 WITHOUT IN ANY WAY LIMITING THE APPLICATION OF SECTIONS 17.1, 17.2, AND 17.3, THE RIGHT TO RECOVER DAMAGES WITHIN THE LIMITATIONS SPECIFIED IN THIS SECTION 17 -- LIMITATION OF LIABILITY IS CUSTOMER'S EXCLUSIVE ALTERNATIVE REMEDY IN THE EVENT THAT ANY OTHER CONTRACTUAL REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

     17.5 The limitations on liability set forth in Sections 17.1 and 17.2 shall not apply to:

          A. AOC's indemnity obligations regarding personal injury, bodily injury, death, or loss of or damage to tangible property under
               Section 18.1A; or

          B. AOC's obligation to pay Customer for the PAR, subject to Recoursed Adjustments, payment procedures and interest as set forth in Section 2.1 of Exhibit C or to reimburse Customer for amounts incorrectly withheld from PAR.

     17.6 A breach by any AOC of any obligation under this Agreement shall not be considered a breach by any other AOC or constitute grounds for termination of this Agreement with respect to any other AOC, nor shall any AOC have any liability under this Agreement for the acts or omissions of any other AOC. Customer may not offset any amounts due to an AOC under this Agreement against any amount due to the same AOC under any other agreement or against any amounts due to any other AOCs. AOC shall have no liability under this Agreement and Customer shall not bring any claims hereunder for (i) obligations, products or services covered under tariff or another agreement, or (ii) acts or omissions which do not directly relate to the performance of Services specifically provided for under this Agreement.

18.  INDEMNIFICATION

     18.1 Each Party ("Indemnifying Party") shall defend, indemnify, and hold harmless the other Party ("Indemnified Party") from and against any
          Claims:

          A. By third parties, to the extent they relate to or arise from the negligence or misconduct of Indemnifying Party

          B. Related to or arising from a violation by Indemnifying Party of any law, regulation, rule or order applicable to its obligations under this Agreement.

     18.2 Notwithstanding Section 18.1, Customer shall defend, indemnify, and hold harmless AOC from and against any Claims, that relate to or arise from:

          A.   The use of the Services by Customer or its Clients;

          B. Unauthorized Messages submitted for billing under this Agreement by Customer or its Clients;

          C. Unauthorized advertising or publicity by Customer in violation of Section 23.1 or misrepresentations by Customer in violation of Section 23.2;

          D. Any action taken by AOC on behalf of Customer or any Client in the collection of amounts billed to End Users for services provided by Customer or its Clients, including, but not limited to, disconnection of End User services, or defamation, libel or injury to credit;

          E. The provision or receipt of services provided by Customer or its Clients which are billed to End Users under this Agreement; or

          F. Assertions by Clients or other third parties of third party beneficiary status or other rights or obligations under this Agreement.

          The Parties acknowledge that the obligation to defend and indemnify against Claims under this Section 18.2 is intended to apply to the fullest extent permitted by law, including where AOC is negligent in whole or in part.

     18.3 Amounts recoverable for a Claim under this Section 18 -- INDEMNIFICATION include costs, interest, and reasonable attorneys' fees, including the cost of in-house counsel at market rates for attorneys of similar experience in Chicago, Illinois. Where they are the Indemnified Party, "AOC," "ASI" and "Customer" include their officers, directors, partners, agents, Affiliates, employees, and subcontractors, but do not include End Users billed for services provided by or through Customer or Clients of Customer. Where "AOC," "ASI" or "Customer" are the Indemnifying Party, such Party's duty to indemnify extends to the acts or omissions of its officers, directors, partners, agents, Affiliates, employees, and subcontractors.

     18.4 Customer shall include similar indemnity provisions in its agreements with Clients requiring them to indemnify the AOCs and ASI for the Claims identified in Sections 18.1 and 18.2. The AOCs and ASI shall be made a third party beneficiary of such indemnity obligations, and shall have the right to enforce their indemnification rights against such Clients.

     18.5 Indemnified Party shall promptly notify Indemnifying Part of any Claim. Indemnifying Party shall assume, at its expense, the sole defense of such Claim through counsel selected by Indemnifying Party. The Indemnified Party shall, when requested by the Indemnifying Party and at Indemnifying Party's expense, cooperate or participate with the Indemnifying Party in the defense of the Claim. Indemnified Party may, at its option and expense, retain its own separate counsel. Indemnifying Party shall maintain control of such defense, except that if the settlement of a Claim would have an adverse effect on the Indemnified Party's relevant business, the Indemnifying Party may settle the Claim as to the Indemnified Party only with its consent, which consent shall not be withheld, conditioned or delayed unreasonably. Indemnifying Party shall pay the full amount of any judgment, award or settlement with respect to the Claim and all other expenses related to the resolution of the Claim, except that for Claims arising under Section 18.1A, a Party shall only be liable, as between the Parties to the extent of its negligence.

     18.6 If Indemnifying Party unjustifiably refuses to defend a Claim or fails to promptly assume the defense after its tender, Indemnified Party may retain counsel of its choosing (including in-house counsel) and shall be entitled to recover from Indemnifying Party reasonable attorneys' fees and costs (including the cost of in-house counsel at market rates for attorneys of similar experience in Chicago, Illinois) related to the defense of the Claim and the enforcement of its rights under this Section 18 -- INDEMNIFICATION, as well as the amounts specified in Section 18.4

19.  CONFIDENTIAL INFORMATION

     19.1 INDEMNIFICATION OF INFORMATION

          A. In connection with the negotiation of this Agreement and the provision of Services hereunder, AOC and Customer will have in their possession and control information in the form of data, records, reports, computer programs End User customer lists, and other documentation which is confidential or proprietary to AOC or to Customer (hereinafter "Confidential Information"). The Confidential Information of each Party intended to be covered by and protected under this Section 19 -- CONFIDENTIAL INFORMATION is specifically designated in Exhibit E.

          B. "Confidential Information" also includes any information or data that (a) if in tangible form or other media that can be converted to readable form is clearly marked as confidential, proprietary or private when disclosed or (b) if oral or visual, is identified as confidential, proprietary or private when disclosed and is summarized in a writing so marked and delivered within ten days following such disclosure.

     19.2 PARTIES DISCLOSING OR RECEIVING INFORMATION

          As used in this Section 19 -- CONFIDENTIAL INFORMATION, "Disclosing Party" means the Party disclosing or having an interest in the Confidential Information or which Party is otherwise identified as having a right to protect such information against disclosure in Exhibit E. "Receiving Party" means the party receiving or possessing Confidential Information or which Party is otherwise obligated to protect such information against disclosure in Exhibit
          E. The terms "Disclosing Party" and "Receiving Party" include each Party's Affiliates that disclose or receive Confidential Information. The rights and obligations of the Parties hereto shall therefore also inure to such Affiliates and may be directly enforced by or against such Affiliates.

     19.3 HANDLING OF CONFIDENTIAL INFORMATION

          Receiving Party shall:

          A. use the Confidential Information only for the purposes of the Agreement;

          B. treat the Confidential Information with the same degree of care as it would treat its own Confidential Information;

          C. restrict disclosure of the Confidential Information to employees, agents, and contractors of the Recipient and its affiliates with a "need to know" and not disclose it to any other person or entity without the prior written consent of the Disclosing Party;

          D. advise those employees, agents, and contractors who have access to the Confidential Information of their obligations with respect thereto; and

          E. copy the Confidential Information only as necessary for those employees, agents, and contractors who are entitled to receive it, and ensure that all confidentiality notices are reproduced in full on such copies.

     19.4 EMPLOYEES AND CONTRACTORS

          A. A "need to know" means that the employees, agents or contractors require the Confidential Information to perform their responsibilities in connection with this Agreement.

          B. The Receiving Party shall put in place and strictly enforce procedures to ensure that its employees, contractors and agents are aware of and fulfill the obligations under this
               Section 19 -- CONFIDENTIAL INFORMATION. Confidential Information shall only be shared with contractors or agents of the Receiving Party who have entered into nondisclosure agreements to protect such information upon terms no less restrictive than those contained in this Section.

          C. For the purposes of this Agreement, "employees" includes third parties retained by the parties for temporary administrative, clerical or programming support. A

               "need to know" means that the employee requires the Confidential Information to perform his or her responsibilities in connection with this Agreement.

     19.5 COMMINGLED INFORMATION

          Each Party acknowledges that its Confidential Information may be commingled with Confidential Information of the other and that each must have access to and use of its own Confidential Information in order to conduct its business. Accordingly, each Party shall to the extent practicable use good faith efforts to ensure that its Confidential Information shall be masked or rendered mechanically inaccessible to the other Party. In the event that masking is not accomplished despite such efforts, access shall be provided hereunder to the commingled unmasked Confidential Information and the Receiving Party (a) shall use its best efforts to destroy or otherwise render unusable such information, (b) will be bound by this Section 19 -- CONFIDENTIAL INFORMATION as to such information and (c) will not use such information for any purpose, except as required to fulfill its obligations under this Agreement.

     19.6 INFORMATION NOT SUBJECT TO RESTRICTIONS

          The obligations of this section shall not apply to Confidential Information that the Receiving Party can demonstrate:

          A. is or becomes available to the public through no breach of this Agreement;

          B. was previously known by the Receiving Party without any obligation to hold it in confidence;

          C. is received from a Third Party free to disclose such information without restriction;

          D. is furnished to a Third Party without similar restriction on the Third Party's rights;

          E. is independently developed by the Receiving Party without the use of Confidential Information of the Disclosing Party;

          F. is approved for release by written authorization of the Disclosing Party, but only to the extent of such authorization;

          G. is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or

          H. is disclosed in response to a valid order of a court or other governmental body of the United States or any political subdivisions thereof, but only to the extent of and for the purposes of such order, and only if the Recipient first notifies the Disclosing Party of the order and permits the Disclosing Party to seek an appropriate protective order.

     19.7 PERMITTED USE

          Anything to the contrary notwithstanding, nothing contained herein shall prevent:

          A. either Party from disclosing to any of its End Users, at their request, any billing information in such Party's possession regarding such End User; or

          B. AOC from using information of the Customer, proprietary or otherwise, to provide End User inquiry services and to estimate facilities usage for jurisdictional separations, and for engineering and network planning purposes.

     19.8 RETURN OR DESTRUCTION

          Confidential Information, including permitted copies, shall be deemed the property of the Disclosing Party. Except where required to be retained to comply with applicable law or regulatory requirements, Receiving Party shall, within twenty (20) days of a written request by the Disclosing Party, return all Confidential Information (or any designated portion thereof), including all copies thereof, to the Disclosing Party or, if so directed by the Disclosing Party, destroy such Confidential Information. The Receiving Party shall also, within ten (10) days of a written request by the Disclosing Party, certify in writing that it has satisfied its obligations under this Section.

     19.9 INJUNCTIVE RELIEF

          The parties agree that an impending or existing violation of these confidentiality provisions would cause the Disclosing Party irreparable injury for which it would have no adequate remedy at law, and agree that the Disclosing Party shall be entitled to obtain immediate injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it.

     19.10 APPLICABILITY OF STATUTES, DECISIONS AND RULES

          Notwithstanding any other provision in this Agreement, a Party's ability to disclose information or use disclosed information is subject to all applicable statutes, decisions, and regulatory rules concerning the disclosure and use of such information which, by their express terms, mandate or permit a different handling of such information, including, but not limited to Section 222 of the 1996 Telecommunications Act and any regulations promulgated pursuant thereto. However, Customer expressly waives any Claims against AOC for use of Confidential Information so long as such use is authorized by the End User, to the extent authorization is required by the Telecommunications Act and any regulations promulgated thereunder. Such waiver by the Customer is made notwithstanding any state or federal statutory provision or regulation.

20.  FORCE MAJEURE

     Neither Party shall be liable or deemed to be in default under this Agreement for any delay or failure to perform resulting from (i) accidents, fire, labor disputes, epidemics, war, terrorist acts, riots, insurrections, power blackouts, acts of nature or other causes beyond its reasonable control and without its fault or negligence, (ii) acts or omissions of the other Party or of a third party (other than the non-performing Party's own agents or contractors), or (iii) compliance with any law, regulation, ruling, order or requirement of any federal, state or municipal government or department or agency or court of competent jurisdiction (a "Force Majeure Condition"). Any delay resulting therefrom shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable. In the event of such delay, the AOC shall perform Services for Customer in the same manner as it performs similar services for itself.

21.  TERMINATION RIGHTS

     21.1 Either Party shall have the right to terminate this Agreement at any time for its convenience, with or without cause, upon sixty (60) days prior written notice.

     21.2 AOC shall have the right to terminate this Agreement:

          A. Upon ten (10) days prior written notice in the event of a default by Customer in any payment obligation, if such default is not cured within such ten (10) day period;

          B. Immediately, upon repeated failure by Customer or any of its Clients to comply with the requirements of Section 22 - UNAUTHORIZED MESSAGES or Section 23 - ADVERTISING AND PUBLICITY; MISREPRESENTATIONS;

          C. Upon thirty (30) days prior written notice to Customer in the event of any other default under or breach of any material term or condition of this Agreement by Customer or any of its Clients, if such default or breach is not cured by Customer within such thirty (30)-day period;

          D. Upon thirty (30) days prior written notice to Customer in the event of any default under or breach of any material term or condition of any other Agreement between the Parties, if such default or breach is not cured by Customer within such thirty
               (30)-day period;

          E. Upon thirty (30) days prior written notice to Customer in the event of a misrepresentation under Section 23 - ADVERTISING AND PUBLICITY; MISREPRESENTATIONS, if Customer fails to refute the results of AOCs investigation into such misrepresentation with proofs satisfactory to AOC within such thirty (30)-day period;

          F. Immediately upon written notice to Customer in the event any representation, report, certificate, authorization, financial statement or other statement furnished under this Agreement proves to be false or misleading in any material respect as of the date on which the same was made; or

          G. Immediately upon written notice to Customer if Customer becomes or is declared insolvent or bankrupt, is the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer, makes an assignment for the benefit of all or substantially all of its creditors, admits its inability to pay its debts as they come due, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, but only if and to the extent such termination is not prohibited by law.

     21.3 Customer shall have the right to terminate this Agreement:

          A. In the event of a default under or breach of any material term or condition of this Agreement by AOC, upon thirty (30) days prior written notice to AOC if the default or breach is not cured by AOC within such thirty (30)-day period;

          B. If a Force Majeure Condition occurs and results in a delay or failure in performance of a material obligation of an AOC under this Agreement for more than sixty (60) days, or

          C. In the event of a modification of this Agreement or AOC procedures under Section 5 - MODIFICATIONS which has a material adverse impact upon Customer's current operations, provided that notice of termination is given and made effective at anytime within thirty (30) days after Customer's receipt of notice of such modification.

     21.4 A default or breach by one AOC of this Agreement shall not, by itself, constitute a default or breach with respect to any other AOC. If the default or breach affects only one AOC, then only the relationship with the affected AOC may be terminated.

     21.5 Wherever AOC has the right to terminate under this Agreement, it may, in lieu of termination of this entire Agreement, elect to: (i) terminate only a portion of this Agreement; (ii) terminate only with respect to a particular AOC, (iii) suspend Services in whole or in part, (iv) refuse to provide new or additional Services under this Agreement, (v) refuse to accept certain types of Messages, (vi) refuse to accept messages from a particular CIC or subCIC, (vii) refuse to allow the addition of any new CIC or subCIC to this Agreement, or (viii) take any other similar action less than termination of the entire Agreement. Such election shall be subject to notice and opportunity to cure, if applicable, within the same periods as specified in Section 21.2. Any such election shall be without prejudice to AOC's right to initiate termination of the entire Agreement for the same breach or default, provided it gives first gives Customer notice of its intent to terminate the entire Agreement and affords Customer any applicable cure period before such termination becomes effective.

     21.6 Upon termination of this Agreement, Customer shall pay to the affected AOCs the balance of the total Monthly Minimums which remain owing through the balance of the Term at the time of termination if
          (i) Customer terminates for convenience under Section 21.1 or (ii) AOC terminates because of a breach or default by Customer under
          Section 21.2.

     21.7 Upon termination of this Agreement by either Party under Section 21.1, both Parties shall be responsible for paying any and all outstanding amounts due to the other Party. With respect to Customer, these amounts may include, but are not limited to, Customer and Client's unbillables, post-billing adjustments, uncollectibles moneys, and charges for Services that occur for a period of twelve
          (12) months after the termination of this Agreement as provided in Exhibit C, Section 2.1.2. With respect to AOC, these amounts may include, but are not limited to, all outstanding net amounts due for PAR.

22.  UNAUTHORIZED MESSAGES

     22.1 Customer warrants and represents that:

          A. Customer will submit only true and correct billings for charges properly authorized by End Users;

          B. Customer will establish and maintain (i) adequate procedures for handling End User complaints consistent with industry norms and (ii) a toll-free number which End User's may contact to register complaints concerning the services of Customer and its Clients, and

          C. Customer and its Clients, and their employees, sales agents or representatives do not and will not engage in any deceptive or fraudulent practice in marketing the services for which Customer is submitting billing to AOC.

     22.2 Customer and its Clients shall be responsible for providing End
          Users with understandable and appropriate information concerning the rates, terms, and responsibilities associated with the services for which Customer is submitting billing under this Agreement. Customer or its Clients shall obtain End User authorization for such services in a manner that is reasonably subject to verification and shall retain all verification documentation or media for a period of not less than three (3) years from the date of such End User authorization. All Message types submitted by Customer and its Clients and all collection and billing activities engaged in by Customer in connection with this Agreement shall be in strict compliance with applicable law and regulations and shall not be fraudulent or deceptive. In addition, all Message types shall conform with the terms and conditions of this Agreement, including the provisions of the following Section 22.3.

     22.3 For the purpose of this Agreement, "Unauthorized Messages" are those Messages which:

          A.   Are not of a type listed as permitted under Exhibit F;

          B.   Result from "slamming," i.e., improperly switching the End
               User from another carrier without proper authorization from the End User;

          C. Result from "cramming," i.e., the submission of unauthorized, deceptive or ambiguous charges for inclusion on the End User bill;

          D.   Involve deceptive or fraudulent billing activities;

          E. Do not comply with the Billing Services Guidelines set forth in Attachment 1 of Exhibit B, as periodically updated;

          F. Are not directly related to intraLATA toll, interLATA or international telecommunications services; or

          G. Do not substantially involve the transmission of information or data using telecommunications services.

     22.4 As used in this 22 - UNAUTHORIZED MESSAGES, the term "Unauthorized" means the Messages were either not authorized by the End User or are not authorized by AOCs' for billing under this Agreement. For the purposes of Section 22.3, Messages or sales programs which generate higher numbers of End User complaints that would otherwise be anticipated by AOCs in their sole discretion shall be deemed to be inherently deceptive, and thus constitute Unauthorized Messages upon AOCs giving notice thereof to Customer.

     22.5 Customer shall not forward to AOC for billing any Messages or Invoice Ready Billing statements containing Unauthorized Messages.
          If AOC determines it has received Unauthorized Messages from Customer (or from any party on whose behalf Customer submits messages to AOC for billing) or if AOC experiences a significant increase in End User complaints about Unauthorized Messages appearing in Customer's portion of the End User Bill, AOC will notify Customer in writing of the claims concerning Unauthorized Messages, giving sufficient detail for Customer to investigate such claims. Customer shall provide a written response to such notice within ten (10) Business Days with either sufficient detail to refute the claims of Unauthorized Messages or a description of a plan of action Customer will immediately take to prevent any additional similar incidents of Unauthorized Messages. Upon request of AOC, Customer shall furnish copies of any documentation or media which verifies the End User's authorization of the services received from Customer or its Clients.

     22.6 Upon request of an End User, Customer shall agree to block the End User's account from receiving services or charges from Customer. If the End User request involves the services of a Client, Customer shall ensure that the affected Client takes action to block the End User's account. Upon receipt of any valid End User claim regarding Unauthorized Messages, Customer shall promptly issue a credit to the End User account.

     22.7 In the event of any End User claim regarding Unauthorized Messages in Customer's portion of the End User Bill, AOC may immediately adjust such charges from the End User Bill and recourse them to Customer. If Customer fails to respond to the notice of Unauthorized Messages under Section 22.4 or fails to immediately implement its plan of action to prevent additional occurrences, then such failure shall constitute a breach of this Agreement for which AOC may resort to its termination rights under Section 21.2, including its right to suspend performance in whole or in part or take such other action less than complete termination as permitted under Section 21.5.

     22.8 Notwithstanding anything to the contrary elsewhere in this Agreement, AOC may disclose to federal, state, and local public and law enforcement agencies and to other local exchange carriers any information it may have concerning Unauthorized Messages involving Customer or its Clients. To the fullest extent permitted by law, Customer authorizes AOC to release such information. AOC shall have no obligation to give Customer notice of such disclosures. Where practical, AOC shall endeavor to give Customer prior notice of such disclosure.

     22.9 AOC reserves the right to amend this Principal Agreement or any of its Exhibits or Attachments to implement additional measures to prevent the occurrence of Unauthorized Messages in response to industry or regulatory initiatives or on its own initiative.

23.  ADVERTISING AND PUBLICITY; MISREPRESENTATIONS

     23.1 Neither Customer nor its Clients shall publish or use the name, service mark or trademark of the AOCs or any AOC Affiliates in any advertising, telemarketing, direct mail or other promotions or any other publicity material relating to the Services provided under this Agreement or any products or services of Customer or its Clients billed under this Agreement without the prior written authorization of ASI.

     23.2 Neither Customer nor its Clients, nor their employees, contractors or agents, shall make any misrepresentations concerning their affiliation with the AOCs or any AOC Affiliates, or imply that products or services of Customer or its Clients are associated with or endorsed by the AOCs or AOC Affiliates.

     23.3 In the event of any violation of Sections 23.1 or 23.2, Customer shall reimburse AOC for any out of pocket expenses incurred by AOC in investigating such violation, as well as for any lost profits or costs associated with the loss or restoral of End User accounts. Customer also acknowledges and agrees that any violations of Section
          23.1 or 23.2 would cause damages to the reputation and business good will of the AOCs and their Affiliates which are difficult, if not impossible, to estimate. Accordingly, Customer agrees to pay, as liquidated damages and not as a penalty, the following amounts as damages for loss of reputation and business good will for each such violation:

          Type of Violation                        Liquidated Damage Amount
          -----------------                        ------------------------
          Residential customer sales               $500 per customer solicited

          Small business sales (10 lines or less)  $1,000 per customer solicited

          Large business sales (11 lines or more)  $50,000 per customer solicited

          Advertising or mass market promotion,    $1,000,000 per advertisement
          including those using electronic media   or mailing

     23.4 Upon investigation and determination that a violation has occurred, AOC shall notify Customer of the results of its investigation and may also give notice of termination of this Agreement under Section 21.2E. Within thirty (30) days after the giving of such notice, Customer shall either refute the results of the AOCs' investigation with proofs satisfactory to the AOCs or pay the amount of liquidated damages claimed. If Customer fails to either refute such results or pay the damages owed within such period, then the amounts claimed by AOCs shall be deemed conclusive as to such damages, and the AOCs may take appropriate action to collect such damages, including, but not limited to, offsetting them against any amounts owed to Customer or its Clients under this Agreement.

     23.5 Where liquidated and other damages recoverable under Section 23.3 relate solely to actions of a Client, the AOCs will restrict any claims or offsets against PAR Amounts owed to Customer to amounts relating to the involved Client if Customer (i) has inserted clauses in its agreements with such Client substantially similar to those set forth in this Section 23 - ADVERTISING AND PUBLICITY; MISREPRESENTATIONS and (ii) cooperates with the AOCs in identifying PAR Amounts allocable to such Client. Such restriction on claims shall apply only against Customer, and shall not be deemed to restrict AOCs rights or remedies with respect to the involved Client.

     23.6 AOCs' acceptance of liquidated damages as provided in Section 23.3 shall not constitute authorization for Customer or its Clients to use the name, service mark or trademark of the AOCs or any of their Affiliates, nor shall it constitute a waiver of any other remedies that the AOCs or their Affiliates may have at law or in equity, including, but not limited to, the right to seek injunctive relief for continuing violations of Sections 23.1 or 23.2. Customer agrees that a continued violation of Sections 23.1 or 23.2 would cause the AOCs or their Affiliates irreparable injury for which they would have no adequate remedy at law, and that the AOCs or their Affiliates shall be entitled to seek immediate injunctive relief prohibiting such violation, in addition to any other rights and remedies available to them. Customer waives any right to require that the AOCs or their affiliates post a bond.

     23.7 Customer shall include, and AOCs and their Affiliates shall be made third party beneficiaries of, similar rights and obligations to those set forth in this Section 23 - ADVERTISING AND PUBLICITY; MISREPRESENTATIONS in Customer's agreements with its Clients.

24.  LIMITATION PERIOD

     24.1 No Claim under this Agreement may be made or brought by any Party more than one (1) year after the date of the event that gave rise to the Claim; provided, however, that:

          A. If a Party was not aware of the event giving rise to a Claim, then the period for bringing a Claim under this Section shall be extended to either one (1) year from the date such Party discovered or reasonably should have discovered such event or two (2) years from the occurrence of such event, whichever period is shorter;

          B. A Claim for indemnification under this Agreement may be made or brought by a Party for two years after the accrual of the cause of action for indemnity as described in Section 18 - INDEMNIFICATION; and

          C. Any Claim in the nature of fraud may be brought within two years of discovery of the existence of such fraud or concealment.

     24.2 Any Claim for fraud shall be in writing and shall set forth in reasonable detail the basis therefor.

25.  SOFTWARE

     AOC or its contractors or agents may develop specifications, drawings, documentation, concepts, methods, techniques, processes, adaptations, and ideas including, but not limited to, software (hereinafter "Software") for the purpose of rendering Services to Customer under this Agreement. Unless otherwise agreed in writing by authorized representatives of the Parties, in advance of the creation of the Software, AOC shall own all right, title, and interest, including copyright, in and to the Software.

26.  INTELLECTUAL PROPERTY

     Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed as conferring by implication, estoppel, or otherwise any license or right under any patent, trademark, trade name, copyright, or other intellectual property right of either Party.

27.  CERTIFICATION

     Customer warrants and represents that it has obtained and will keep current all necessary jurisdictional certification required to conduct the business for which it will submit charges for billing under this Agreement. Customer certifies that all Clients forwarding charges for billing through Customer have also obtained similar certification. Upon request, Customer will provide satisfactory evidence of all such certifications. AOC shall have no obligation to process any Customer billing that is forwarded on behalf of a Client which has not obtained proper certification or whose certification is revoked or suspended. Failure to obtain or retain proper certification or to furnish satisfactory proof thereof shall constitute a material default under this Agreement for which AOC may resort to termination remedies under
     Section 21.2C.

28.  AMENDMENTS; WAIVERS

     This Agreement (or any part thereof, including Exhibits or documents referred to herein) may be modified or additional provisions may be added by written agreement signed by or on behalf of Customer, and each affected AOC or ASI, unless otherwise provided herein. No amendment or waiver of any provision of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by the Party against whom such amendment, waiver or consent is claimed. In addition, no course of dealing or failure of any Party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition.

29.  ASSIGNMENT

     29.1 Neither Party shall assign any right or obligation under this Agreement without the other Party's prior written consent. Any attempted assignment shall be void.

     29.2 Notwithstanding Section 29.1, Customer may assign money due or to become due to it from AOC for the purchase of PAR, provided (i) Customer gives AOC at least thirty (30) days prior written notice of such assignment, (ii) such assignment shall not impose upon AOC obligations to the assignee other than the payment of such moneys and (iii) such assignment shall not result in the filing or claim of a security interest in any PAR offered to AOC for purchase under this Agreement.

     29.3 Notwithstanding Section 29.1, either Party may assign this Agreement, in whole or in part, to:

          A.   A parent corporation;

          B. Any company into which a Party may merge or consolidate or which acquires substantially all of its assets or stock; or

          C. A wholly owned Affiliate of the parent corporation which is of a financial standing equal to or greater than that of the assignor.

          Any assignment under this Section 29.3 shall not require the consent of the other Party, but the assigning Party shall provide written notice to the other Party within thirty (30) days of such assignment. An assignment under this Section shall not increase the scope of the Services which AOC is obligated to provide by more than ten percent (10%). If the company into which Customer merges or consolidates or which merges and consolidates with Customer also has a billing and collection agreement with AOC, then the more recent of the billing and collection agreements between the Parties will survive such merger or consolidation and govern the billing and collection services provided thereafter by AOC to the surviving company.

     29.4 Without limiting the generality of the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties' respective successors and assigns.

30.  NOTICES AND DEMANDS

     30.1 Except as otherwise provided under this Agreement, all notices, demands, or requests which may be given by any Party to the other Party shall be in writing and shall be deemed to have been duly given on the date delivered in person or via overnight express deliveries service, or on the third Business Day following the date deposited, postage prepaid, in the United States mail, to the respective Parties and addressed as set forth in Appendix 2 -- Addresses For Notices to this Agreement.

     30.2 If personal delivery is selected as the method of giving notice under this Section, a receipt of such delivery shall be obtained. The address to which such notices, demands, requests, elections or other communications is to be given by any Party may be changed by written notice given by such Party to the other Party pursuant to this Agreement.

31.  SUSPENSION OF PERFORMANCE; OFFSET

     31.1 Upon notice of Customer, AOC may suspend performance of this Agreement immediately if Customer is in breach of any other agreement between the parties.

     31.2 If Customer fails to pay when due any monthly charges for Services, any recourse adjustments or any interest or other amounts due to AOC under this Agreement, then in addition to any other rights AOC may have under this Agreement, AOC may refuse to provide any further Billing and Collection Services, directly or indirectly, to Customer, including billing and collection services on Customer Accounts received through an aggregator, affiliate or other agent of Customer. If AOC does not accept any Customer accounts for Services while Customer is past due on any amounts owing to AOC, then AOC may deduct the amounts owed from any PAR owed to Customer or its agent on Customer's behalf.

     31.3 Notwithstanding anything to the contrary in this Agreement, if Customer's financial condition becomes impaired or if Customer fails to pay its obligations to the AOCs as they become due, Customer agrees that AOC may offset any amounts owed by Customer to AOC against any amounts AOC may owe Customer under this Agreement, under any other agreement between the parties, or for services provided under any applicable tariff.

     31.4 Where Customer acts as an agent or aggregator of a Client or any other Third Party and such Client or Third Party has an outstanding balance due to the AOC, the AOC may net any amounts due to the AOC against payments due the Customer, not to exceed the Message revenues associated with such Client or Third Party; provided, however, that such netting will be subject to (i) any changes, offsets, or other claims of Customer against Client, and (ii) any valid claims of third parties having a priority over AOC's claim against the Client, such as an assignment of the Client's receivables of which Customer has received prior notice. Customer shall cooperate with AOC in determining the revenues owing to Client which are subject to netting under this Section. If AOC nets such amounts owed by Client against amounts due to Customer under this Agreement, AOC will assign its claim to such revenues to Customer upon request. AOC will indemnify and hold Customer harmless against any claims against Customer arising from netting under this Section.

32.  THIRD-PARTY BENEFICIARIES

     Except as provided in Section 18.3 -- INDEMNIFICATION, this Agreement shall not provide any person not a party to this Agreement with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

33.  GOVERNING LAW; FORUM

     The construction and interpretation of this Agreement and any Claim arising hereunder or related hereto, whether in contract or tort, shall be governed by the domestic laws of the State of Illinois. Any lawsuit instituted by either party in connection with this Agreement shall only be brought in the Circuit Court of Cook County, Illinois or Federal Court for the Northern District of Illinois, and both parties hereby consent to the personal jurisdiction of such courts.

34.  SEVERABILITY

     If any provisions of this Agreement shall be held invalid or unenforceable for any reason, such invalidity will affect only the portion of the Agreement that is invalid. In all other respects this Agreement will stand as if such invalid or unenforceable provision had not been a part thereof, and the remainder of the Agreement shall remain in full force and effect. Additionally, the parties shall endeavor to replace the provision with a valid and enforceable provision acceptable to both Parties which so far as possible achieves the same economic and other benefits for the Parties as the severed provision was intended to achieve.

35.  SURVIVABILITY OF OBLIGATIONS

     Notwithstanding expiration or termination of this Agreement, the provisions of this Agreement and each Party's obligations hereunder, which by their nature or context are required or intended to survive, shall survive and remain in full force and effect after such expiration or termination.

36.  ENTIRE AGREEMENT

     This Agreement (including all Appendices, Exhibits, and/or Attachments hereto) constitutes the entire agreement between the Parties and supersedes all prior agreements, oral or written representations, statements, negotiations, proposals and undertakings with respect to the subject matter hereof. Except as otherwise provided in this Agreement, no modification, amendment, supplement to or waiver of this Agreement or any of its provisions shall be binding upon the Parties unless made in writing and duly signed by authorized representatives of both Parties.

37.  HEADINGS

     The headings in this Agreement are for convenience and shall not be construed to define or limit any of the terms herein or affect the meanings or interpretation of this Agreement.

     AXCES, INC.
     CIC 5071 -- ACNA AXQ

           /s/  Timothy J. Till
     By: ____________________________________________________________

                     Timothy J. Till
     Printed Name: __________________________________________________

                     President
     Title: _________________________________________________________

                     6-7-99
     Date: __________________________________________________________


     AMERITECH LONG DISTANCE INDUSTRY SERVICES a division of Ameritech Services, Inc.

     For itself and as authorized representative for:

          AMERITECH ILLINOIS,
          AMERITECH INDIANA,
          AMERITECH MICHIGAN,
          WISCONSIN BELL, INC., d/b/a AMERITECH WISCONSIN

            /s/  Debra L. Futris
     By: ____________________________________________________________
          Debra L. Futris
          General Manager -- Billing and Customer Information Systems

                6/21/99
     Date: __________________________________________________________



                                      28
                            AMERITECH CONFIDENTIAL
                     Subject to restrictions on first page